Exhibit 15.2

[Letterhead of Guantao Law Firm]

April 26, 2013

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the headings “Item 3 – Key Information – D. Risk Factors”, “Item 4 – Information on the Company – B. Business Overview – Regulations” and “Item 5 – Operating and Financial Review and Prospects – B. Liquidity and Capital Resources” in the Company’s annual report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission on April 26, 2013.

Sincerely Yours,

/s/ Guantao Law Firm (Hong Kong)
Guantao Law Firm (Hong Kong) in association with Peter C. Wong., Chow & Chow